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                                                                    Exhibit 99.1
CBS CORPORATION
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                 CBS CORPORATION REPORTS FOURTH QUARTER RESULTS;
                            ANNOUNCES STOCK BUY-BACK

        STATIONS CONTINUE TO GENERATE DOUBLE-DIGIT REVENUE/EBITDA GROWTH

                      NETWORK REPORTS CONTINUED IMPROVEMENT

   BOARD OF DIRECTORS AUTHORIZES PURCHASE OF UP TO $1 BILLION OF COMMON STOCK


         NEW YORK, Feb. 4, 1998 -- CBS Corporation (NYSE:CBS) reported increased revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 1997. The acquisitions of Infinity Broadcasting at year-end 1996 and The Nashville Network (TNN) and Country Music Television (CMT) in late 1997 contributed to these increases. On a proforma basis, the fourth quarter's EBITDA of $241 million was up 77% from $136 million in the year-ago quarter. Revenues on a proforma basis were up 16%.

         The CBS Station Group reported double digit revenue and EBITDA growth. The CBS Radio Group, which includes TDI, its outdoor advertising business, continued to outpace the industry. The Radio Group's revenues and EBITDA, on a proforma basis, were up 21% and 34%, respectively. The CBS Television Stations Group's revenues and EBITDA were up 11% and 12%, respectively, despite facing difficult comparisons from several factors, primarily political advertising spending in the year-ago quarter.

         The Television Network's EBITDA improved 63% from the year-ago quarter to a loss of $28 million on a 17% revenue increase. While revenues were up on stronger primetime pricing, ratings increases across other dayparts and higher syndication revenues, they were partially offset by investments in programming and promotion.

         The Cable Group reported EBITDA of $34 million, up from $3 million in the year-ago quarter. The acquisition of TNN and CMT on Sept. 30, 1997 contributed significantly to this growth. On a proforma basis, revenues and EBITDA were up 20% and 13%, respectively.

         Commenting on the Company's performance for the quarter, Michael H. Jordan, CBS Chairman and Chief Executive Officer, said: "The CBS Station Group continues to post impressive results. We are particularly pleased with the dramatic rebound of our television stations in the second half of this year, and with the record results reported by our Radio Group, which continues to outpace the industry. The Network continues to show solid improvement in all areas, ending the year strong with a first place in the November Sweep. And our two newly purchased cable networks are already making a strong cash flow contribution."


                                     (Over)


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CBS Corporation...2

         The Corporation reported a net loss from continuing operations for the fourth quarter of 1997 of $10 million, or one cent per share, compared to a net loss of $63 million, or $.18 per share for the year ago quarter. This year's fourth quarter included a pre-tax charge of $15 million, or one cent per share, for severance costs related to the transfer of various corporate functions to New York and the resulting reductions at the Pittsburgh headquarters. For the full year 1997, CBS reported a net loss from continuing operations of $131 million, or $.24 per share, compared to a net loss of $221 million, or $.67 per share for 1996.

         The Corporation's reported net income for the fourth quarter of 1997, including both continuing and discontinued operations, was $861 million, or $1.24 per share, compared to a net loss of $34 million, or $.11 per share for the year-ago quarter. The 1997 quarter benefited from the $871 million net gain from disposal of discontinued operations, primarily from the sale of Thermo King in October 1997. For the full year 1997, the Corporation reported net income of $549 million, or $.84 per share, compared to net income of $95 million or $.12 per share for 1996.

         Looking to the future, Mr. Jordan said: "We enter 1998 with strong momentum. The recent acquisition of the NFL's American Football Conference broadcast rights will further strengthen our television stations and build our Network's key younger demographics. The closing of the American Radio Systems acquisition in the next several months will expand our fast growing radio group into new markets. And both the Network and the Station Group will benefit from the higher ratings and promotion opportunities created by the 1998 Winter Olympics this month."

Stock Repurchase/Dividend Suspension

         The Corporation also announced today that its Board of Directors has authorized the purchase, through open market transactions, of up to $1 billion of its common stock. The timing and actual number of shares purchased will depend on a variety of factors, including price and other market conditions.

         The Board of Directors also authorized the payment of the common stock dividend of $.05 per share payable March 1, 1998 for holders of record as of Feb. 16, 1998. In addition, the Board determined to suspend the payment of future cash dividends on its common stock.

         Mr. Jordan commented: "These actions reflect our confidence in the future outlook for CBS. We believe purchasing our shares provides our shareholders excellent value without impeding our ability to take advantage of attractive growth opportunities. As a pure play media company with high free cash flow growth, we believe that the dividend suspension, combined with the share purchase, most effectively reinforces our commitment to shareholder value."


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Contacts:    Jack Bergen            CBS Corporation               212/975-3835
             Michael Silver         CBS Communications            212/975-3161